Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: April 20, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Irl F. Engelhardt Resigns from Williams Board

TULSA, Okla. – Williams (NYSE:WMB) today announced that Irl F. Engelhardt has resigned from its board of directors, effective April 20, 2012, so that he can devote time to meet the growing demands of his business and personal obligations.

Engelhardt, 65, has served as an independent member of Williams’ board since 2005.

“On behalf of the Williams board and the company, I want to express our sincere appreciation for the dedication and wise counsel that Irl has contributed during his seven years of board service. We wish him all the best in his business and personal endeavors,” said Frank MacInnis, non-executive chairman of Williams’ board.

About Williams (NYSE: WMB)
Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns a 69-percent ownership interest in Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. The company’s headquarters is in Tulsa, Okla.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.